Exhibit 10.16

FOURTH AMENDMENT TO THE

SECOND SUPPLEMENT TO THE

DYNEGY INC. EXECUTIVE SEVERANCE PAY PLAN

WHEREAS, Dynegy Inc., an Illinois corporation (“Dynegy Illinois”) and certain subsidiaries and affiliated entities have heretofore established the Dynegy Inc. Executive Severance Pay Plan (the “Plan”);

WHEREAS, Dynegy Illinois has heretofore adopted the Second Supplement to the Dynegy Inc. Executive Severance Pay Plan (the “Second Supplement”) on behalf of itself and all of its subsidiaries and affiliated entities that participate in the Plan;

WHEREAS, Dynegy Illinois has entered into that certain Plan of Merger, Contribution and Sale Agreement by and among Dynegy Illinois, LSP GEN Investors, L.P., LS Power Partners, L.P., LS Power Equity Partners PIE I, L.P., LS Power Equity Partners, L.P., LS Power Associates, L.P., Falcon Merger Sub Co., and Dynegy Acquisition, Inc., executed September 14, 2006, (the “Merger Agreement”);

WHEREAS, pursuant to the transactions contemplated in the Merger Agreement, Dynegy Illinois will become a wholly-owned subsidiary of a newly formed Delaware corporation, named “Dynegy Inc.”, and Dynegy Illinois will thereafter be renamed “Dynegy Illinois Inc.”, as of the Effective Time specified in the Merger Agreement (the “Effective Time”);

WHEREAS, after the completion of the transactions contemplated in the Merger Agreement, Dynegy Inc. will become the sponsor of the Plan and as a result, the “Change in Control” definition contained in the Plan will be amended accordingly and such amended definition will be applicable with respect to events occurring after the Effective Time;

WHEREAS, it is desirable to clarify the Plan’s definition of the “Compensation Committee” to reflect the full name of such committee;

WHEREAS, Section 4.3 of the Second Supplement provides that the Board of Directors of Dynegy Illinois (or the Compensation and Human Resources Committee of the Board (the “Compensation Committee”)) may amend the Second Supplement; and

WHEREAS, the Compensation Committee desires to amend the Second Supplement as follows;

NOW, THEREFORE, the Second Supplement is hereby amended as follows, effective as provided below:

1. Section 2.1(b) of the Second Supplement is hereby amended in its entirety to provide as follows, effective immediately after the Effective Time:

“(b) ‘Change in Control’ shall mean the occurrence of any of the following events: (1) a merger of the Company with another entity, a consolidation involving the Company, or the sale of all or substantially all of the assets or equity interests of the Company to another entity if, in any such case, (a) the holders of equity securities of the Company immediately prior to such event do not beneficially own immediately after such event equity securities of the resulting entity entitled to sixty percent (60%) or more of the votes then eligible to be cast in the election of directors (or comparable governing body) of the resulting entity in substantially the same proportions that they owned the equity securities of the Company immediately prior to such event or (b) the persons who were members of the Board immediately prior to such event do not constitute at least a majority of the board of directors of the resulting entity immediately after such event; (2) the dissolution or liquidation of the Company, but excluding a reorganization pursuant to chapter 11 of Title 11, U.S. Code, as amended; (3) a circumstance where any person or entity, including a ‘group’ as contemplated by Section 13(d)(3) of the Exchange Act, acquires or gains ownership or control (including, without limitation, power to vote) of more than twenty percent (20%) (which percentage shall be increased to forty percent (40%) in the case of ownership or control by Chevron Corporation or a ‘group’ of which Chevron Corporation is a part) of the combined voting power of the outstanding securities of, (a) if the Company has not engaged in a merger or consolidation, the Company, or (b) if the Company has engaged in a merger or consolidation, the resulting entity; (4) circumstances where, as a result of or in connection with, a contested election of directors, the persons who were members of the Board immediately before such election shall cease to constitute a majority of the Board; or (5) the Board (or the Compensation Committee of the Board) adopts a resolution declaring that a Change in Control has occurred. For purposes of the ‘Change in Control’ definition, (a) ‘resulting entity’ in the context of an event that is a merger, consolidation or sale of all or substantially all of the subject assets or equity interests shall mean the surviving entity (or acquiring entity in the case of an asset or equity interest sale), unless the surviving entity (or acquiring entity in the case of an asset sale) is a subsidiary of another entity and the holders of common stock of the Company receive capital stock of such other entity in such transaction or event, in which event the resulting entity shall be such other entity, and (b) subsequent to the consummation of a merger or consolidation that does not constitute a Change in Control, the term ‘Company’ shall refer to the resulting entity and the term ‘Board’ shall refer to the board of directors (or comparable governing body) of the resulting entity. Notwithstanding the foregoing, for all stock option, restricted stock, phantom stock, performance unit and all other equity-based awards, granted on or after April 2, 2007, the ‘Change in Control’ definitions contained in the instruments granting such awards shall be controlling and operative for all purposes of this Second Supplement related to such awards, including, but not limited to, Sections 3.1(c) and 4.12 of the Second Supplement.”

2. Section 2.1(e) of the Second Supplement is hereby amended in its entirety to provide as follows, effective immediately after the Effective Time:

“2.1(e) ‘Company’ shall mean Dynegy Inc., a Delaware corporation and any successor thereto.”

3. Section 2.1(r) of the Second Supplement is hereby amended in its entirety to provide as follows, effective March 30, 2007:

“2.1(r) ‘Plan Administrator’ shall have the meaning assigned to such term in the Plan; provided, however, that from and after the date upon which a Change in Control occurs, the Plan Administrator shall become the independent third party, as provided in Section 4.7.”

4. A new Section 2.1(w) of the Second Supplement is added as follows, effective March 30, 2007:

“2.1(w) ‘Compensation Committee’ shall mean the Compensation and Human Resources Committee of the Board unless and until the Board designates another committee of the Board to serve in such capacity.”

5. Section 3.1(c) of the Second Supplement is hereby amended in its entirety to provide as follows, effective March 30, 2007; provided, however, that the following amendment to Section 3.1(c) of the Second Supplement, which is being adopted as a good faith effort to comply with Internal Revenue Code Section 409A (“Section 409A”) and the regulations or other guidance promulgated thereunder, shall not apply with respect to the extension of the exercise period previously provided under Section 3.1(c) of the Second Supplement with respect to any existing stock options which qualify for any transition relief under regulations or other guidance issued by the Internal Revenue Service pursuant to Code Section 409A:

“All of the Covered Individual’s outstanding stock options, restricted stock awards, phantom stock and other equity-based awards previously granted by his Employer(s) shall become fully vested and immediately exercisable in full on the date of a Change in Control and such stock options shall remain exercisable for the lesser of (1) the mandatory exercise period specified in the particular stock option agreements that would otherwise be triggered by the termination of such Covered Individual, provided, however, that such exercise period shall be extended to the maximum exercise extension period permitted under Code section 409A and the regulations and guidance promulgated thereunder, not to exceed five (5) years from the date of such Change in Control, or (2) such period (which period may end as early as the consummation of a Change in Control) as the Board of Directors

may determine in connection with or in contemplation of a Change in Control in the exercise of its discretion under the applicable stock option plans, with respect to which the Board of Directors has the discretion to, among other things, require the surrender of stock options (which surrender may be in exchange for a cash payment, if applicable) and to cancel such stock options upon the consummation of a Change in Control as further described in the applicable stock option plans;”

6. Section 4.12 of the Second Supplement is hereby amended in its entirety to provide as follows, effective March 30, 2007:

“4.12 Equity-Based Awards. Any outstanding stock options, restricted stock awards, phantom stock and other equity-based awards previously granted to a Covered Individual by his Employer(s) shall immediately vest upon a Change in Control. If a Covered Individual’s employment becomes subject to an Involuntary Termination after his stock options have vested under this Section 4.12, the stock option exercise provisions of Subsection 3.1(c) shall apply upon such Covered Individual becoming subject to an Involuntary Termination.”

7. The first sentence of Section 4.7 of the Second Supplement is hereby amended in its entirety to provide as follows, effective March 30, 2007:

“Prior to the date upon which a Change in Control occurs, the Board shall appoint a third party who is independent of the Employer to serve as Plan Administrator with respect to the Second Supplement to the Plan from and after such date; provided, however, that the transactions contemplated in the Plan of Merger, Contribution and Sale Agreement by and among Dynegy Inc., LSP GEN Investors, L.P., LS Power Partners, L.P., LS Power Equity Partners PIE I, L.P., LS Power Equity Partners, L.P., LS Power Associates, L.P., Falcon Merger Sub Co., and Dynegy Acquisition, Inc., executed September 14, 2006, as the same may be amended as provided therein, shall not be considered a ‘Change in Control’ for purposes of this Section 4.7.”

8. Except as modified herein, the Second Supplement shall remain in full force and effect. This Fourth Amendment may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

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EXECUTED this 30th day of March, 2007.

DYNEGY INC.

By:	/s/ J. Kevin Blodgett
Name:	J. Kevin Blodgett
Title:	Executive Vice President – Administration

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